Exhibit 99.1

SCWorx Corp. Announces Nasdaq Hearings Panel Grants Request for Reconsideration and Approves Continued Listing on The Nasdaq Capital Market

Panel Determines Company Has Regained Compliance With Nasdaq Continued Listing Requirements; Trading on Nasdaq to Be Reinstated on a Date to Be Set by Nasdaq

MIDDLETON, Mass, Oct. 05, 2026 (GLOBE NEWSWIRE) --  SCWorx Corp. (OTCQB: WORX) (the "Company"), a provider of data management solutions to healthcare providers, today announced that on October 2, 2026, the Nasdaq Hearings Panel (the "Panel") granted the Company's request for reconsideration of the Panel's September 17, 2026 decision to delist the Company's common stock from The Nasdaq Stock Market LLC ("Nasdaq"). In its October 2, 2026 decision, the Panel determined that the Company now demonstrates compliance with the continued listing requirements of Nasdaq, including the minimum bid price requirement of Nasdaq Listing Rule 5550(a)(2) and the minimum publicly held shares requirement of Nasdaq Listing Rule 5550(a)(4), and granted the Company's request for continued listing on The Nasdaq Capital Market, subject to the conditions described below.

Trading in the Company's common stock on Nasdaq, which has been suspended since April 14, 2026, will be reinstated on a date to be scheduled by Nasdaq. The Company is submitting Nasdaq's reinstatement form today and expects to announce the reinstatement date once it is confirmed by Nasdaq. Until trading on Nasdaq is reinstated, the Company's common stock will continue to be quoted on the OTCQB Venture Market under the symbol "WORX."

The Panel's decision followed the Company's September 16, 2026 private placement, which, together with the exercise of outstanding warrants, increased the Company's publicly held shares to 549,092 shares as of September 17, 2026, above the 500,000-share minimum required by Nasdaq Listing Rule 5550(a)(4). On September 30, 2026, the Nasdaq Listing Qualifications Staff confirmed that the Company had regained compliance with the publicly held shares requirement as of September 17, 2026. The Company's closing bid price has been at or above $1.00 per share on every trading day since August 4, 2026, including the 10 consecutive trading days following September 17, 2026 required under Nasdaq Listing Rule 5810(c)(3)(A).

"We are pleased that the Panel has recognized the steps the Company has taken to regain compliance with Nasdaq's listing requirements and look forward to the resumption of trading on Nasdaq," said Tim Hannibal, CEO of SCWorx.

As a condition of continued listing, the Panel required the Company to publicly disclose that each investor in the September 2026 private placement has agreed that it will not exercise its contractual right under the securities purchase agreement to terminate its purchase based on the Panel's September 17, 2026 decision. Each of the investors has delivered that agreement to the Company. The Panel also imposed a Discretionary Panel Monitor under Nasdaq Listing Rule 5815(d)(4)(A) for a one-year period ending October 2, 2027, and required the Company to provide monthly reports of its shares outstanding, insider holdings and public float to Nasdaq through October 5, 2027. If Nasdaq determines that the Company fails any continued listing standard during the monitor period, the Company will not be permitted to submit a compliance plan or receive a cure or compliance period, and Nasdaq will promptly issue a Staff Delisting Determination, which the Company would be entitled to appeal to a Hearings Panel.

Additional information regarding the Panel's decision and the investor agreements is set forth in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 5, 2026.

About SCWorx Corp.

SCWorx provides data management solutions to healthcare providers. The Company's solutions are designed to improve the accuracy, standardization and utilization of healthcare supply-chain data and support healthcare organizations in managing their item master and related supply-chain information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the reinstatement of trading in the Company's common stock on The Nasdaq Capital Market and the timing thereof, the Company's ability to maintain compliance with Nasdaq's continued listing requirements and the conditions of the Panel's decision, and the potential exercise by the private placement investors of their termination rights. These statements are based on management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially, including the risk that Nasdaq delays or does not reinstate trading in the Company's common stock, the risk that the Nasdaq Listing and Hearing Review Council calls the Panel's decision for review and modifies or reverses it, the risk that the Company fails to satisfy a Nasdaq continued listing standard during the Panel Monitor period, in which case the Company would not be afforded a compliance plan or cure period, the risk that the private placement investors exercise their termination rights, and the other risks described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement except as required by law.

Investor Contact

SCWorx Investor Relations

ir@scworx.com